Exhibit 16

Deloitte & Touche LLP Suite 2800 50 South Sixth Street Minneapolis, MN 55402-1539 USA Tel: +1 612 397 4000 Fax: +1 612 397 4450 www.deloitte.com

June 16, 2009

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Hawkins, Inc.’s Form 8-K dated June 12, 2009, and have the following comments:

1.	We agree with the statements made in the first, second, third, and fourth paragraphs.

2.	We have no basis on which to agree or disagree with the statements made in the fifth and sixth paragraphs.

Yours truly,

/s/ Deloitte & Touche LLP